Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Third Quarter 2019 Financial Results

Increased quarterly FFOM per share by 5 percent; announces three new on-campus development projects

AUSTIN, Texas -- (BUSINESS WIRE)—October 21, 2019--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2019.

Highlights

•	Reported net income attributable to ACC of $20.2 million or $0.14 per fully diluted share, versus net loss of $2.3 million or $0.02 per fully diluted share in the third quarter 2018.

•	Increased FFOM per fully diluted share by 4.5 percent to $0.46 or $64.1 million, versus $0.44 or $60.6 million for the third quarter prior year.

•	Grew same store net operating income ("NOI") by 0.4 percent over the third quarter 2018 with revenues increasing 2.2 percent and operating expenses increasing 3.9 percent.

•
Achieved 1.7 percent opening rental revenue growth for 2020 same store properties upon completion of the 2019-2020 academic year lease-up. Results included 1.4 percent average rental rate growth and occupancy of 97.4 percent as of September 30, 2019 versus 97.0 percent for the same date prior year. Adjusted to include only the company’s 55 percent share of the Austin portfolio, the effective rental revenue growth which flows through to FFOM is 2.0 percent.

•
Delivered five new owned development and presale development projects containing 3,159 beds into service for the 2019-2020 academic year. Totaling $405.9 million, this year’s development portfolio was 98.1 percent occupied as of September 30, 2019.

•
Awarded or directly negotiating three new on-campus development projects with Georgetown University in Washington D.C., Texas State University in San Marcos, TX and a second phase project with Northeastern University in Boston.

“We are pleased with the successful delivery of five developments this quarter. This group of new assets has already contributed to the $0.02 earnings guidance raise we recently announced,” said Bill Bayless, American Campus Communities CEO. “With our target development yields of 6.25 percent and above, and private market values for core assets trading in the low 4 percent area, these assets also generated significant net asset value for our shareholders upon delivery. As we look forward to the start of a new leasing season, we see a healthy fundamental environment with Fall 2020 new supply in our markets expected to decline approximately 20 percent from 2019 levels.”
Third Quarter Operating Results

Revenue for the 2019 third quarter totaled $227.7 million versus $213.5 million in the third quarter 2018, and operating income for the quarter totaled $27.3 million versus $21.5 million in the prior year third quarter. The increase in revenue and operating income was primarily due to increased occupancy and rental rates and growth associated with recently completed development and presale development projects. Net income for the 2019 third quarter totaled $20.2 million, or $0.14 per fully diluted share, compared with net loss of $2.3 million, or $0.02 per fully diluted share for the same quarter in 2018. FFO for the 2019 third quarter totaled

$86.0 million, or $0.62 per fully diluted share, as compared to $60.6 million, or $0.44 per fully diluted share for the same quarter in 2018. FFOM for the 2019 third quarter was $64.1 million, or $0.46 per fully diluted share, as compared to $60.6 million, or $0.44 per fully diluted share for the same quarter in 2018. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $91.2 million in the quarter, an increase of 0.4 percent from $90.9 million in the 2018 third quarter. Same store property revenues increased by 2.2 percent over the 2018 third quarter due primarily to an increase in occupancy and average rental rates. Same store property operating expenses increased by 3.9 percent versus the prior year quarter. NOI for the total portfolio increased 4.7 percent to $100.0 million for the quarter from $95.5 million in the comparable period of 2018. A reconciliation of same store NOI to total NOI is provided in Table 4.

Portfolio Update

Developments
During the quarter, the company placed into service five owned development and presale development assets totaling $405.9 million. As of September 30, 2019, this year’s portfolio achieved 98.1 percent occupancy. The company also progressed with construction of its $785.8 million development pipeline with expected deliveries in 2020 through 2023. These projects are all core Class A assets and remain on track to meet their targeted stabilized development yield in the range of 6.25 — 6.8 percent.
On-Campus Development Awards
The company has been awarded or is directly negotiating three new on-campus development projects through its public-private partnership platform. Pre-development activities are underway for these projects, which include anticipated third-party development projects with Georgetown University in Washington D.C. and Texas State University in San Marcos, TX, and an anticipated second phase American Campus Equity (ACE®) development with Northeastern University in Boston. The transaction structure, scope, feasibility, fees and timing have not been finalized for the proposed projects.
Capital Recycling Update

The company is under an access agreement and the buyer is completing final due diligence for the sale of one asset with anticipated proceeds of $100 million. In addition, the company is in negotiations for the sale of another property with proceeds of approximately $150 million. The sale of these previously acquired assets are expected to represent a low 4 percent economic cap rate.
Capital Markets
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the quarter.
2019 Outlook
The company is maintaining its recently increased guidance range for the fiscal year 2019, anticipating that FFO will be in the range of $2.61 to $2.63 per fully diluted share and FFOM will be in the range of $2.40 to $2.44 per fully diluted share. For additional details regarding the company’s 2019 outlook, see pages S-18 through S-19 of the Supplemental Analyst Package 3Q 2019. All guidance is based on the current expectations and judgment of the company’s management team.
A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2019 is included in Table 5.

Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss third quarter results and the 2019 outlook on Tuesday, October 22, 2019 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 4824168, or 412-317-6061 for international participants.
To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until November 5, 2019 by dialing 877-344-7529 or 412-317-0088 conference number 10134878. Additionally, the replay will be available for one year at www.americancampus.com.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of September 30, 2019, American Campus Communities owned 168 student housing properties containing approximately 113,400 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 205 properties with approximately 140,300 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. For discussions of some risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our expected 2019 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,759,867	$6,583,397
On-campus participating properties, net	76,854	77,637
Investments in real estate, net	6,836,721	6,661,034

Cash and cash equivalents	56,218	71,238
Restricted cash	29,569	35,279
Student contracts receivable	27,360	8,565
Operating lease right of use assets [1]	461,810	—
Other assets [1]	257,304	262,730

Total assets	$7,668,982	$7,038,846

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt, net	$827,588	$853,084
Unsecured notes, net	1,984,748	1,588,446
Unsecured term loans, net	199,033	198,769
Unsecured revolving credit facility	352,100	387,300
Accounts payable and accrued expenses	86,295	88,767
Operating lease liabilities [2]	469,479	—
Other liabilities [2]	211,612	191,233
Total liabilities	4,130,855	3,307,599

Redeemable noncontrolling interests	157,863	184,446

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,373	1,370
Additional paid in capital	4,455,565	4,458,240
Common stock held in rabbi trust	(3,486)	(3,092)
Accumulated earnings and dividends	(1,104,448)	(971,070)
Accumulated other comprehensive loss	(18,929)	(4,397)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,330,075	3,481,051
Noncontrolling interests – partially owned properties	50,189	65,750
Total equity	3,380,264	3,546,801

Total liabilities and equity	$7,668,982	$7,038,846

1.
For purposes of calculating net asset value ("NAV") at September 30, 2019, the company excludes other assets of approximately $4.9 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases and operating lease right of use assets disclosed above associated with new lease accounting guidance that was adopted by the company on January 1, 2019.

2.
For purposes of calculating NAV at September 30, 2019, the company excludes other liabilities of approximately $77.6 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above associated with new lease accounting guidance that was adopted by the company on January 1, 2019.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues
Owned properties [1]	$211,082	$202,834	$638,657	$597,854
On-campus participating properties [1]	6,944	6,980	24,788	23,605
Third-party development services	5,611	835	12,389	3,883
Third-party management services	3,342	2,128	9,118	7,311
Resident services	726	692	2,255	2,284
Total revenues	227,705	213,469	687,207	634,937

Operating expenses
Owned properties [1]	111,836	107,997	294,768	282,193
On-campus participating properties [1]	3,822	3,875	11,585	11,030
Third-party development and management services	5,430	3,831	14,129	11,573
General and administrative [2]	7,165	7,183	22,595	27,055
Depreciation and amortization	68,930	66,131	206,500	194,447
Ground/facility leases	3,215	2,951	10,000	8,526
Loss (gain) from disposition of real estate	—	—	282	(42,314)
Provision for real estate impairment	—	—	3,201	—
Other operating income	—	—	—	(2,648)
Total operating expenses	200,398	191,968	563,060	489,862

Operating income	27,307	21,501	124,147	145,075

Nonoperating income (expenses)
Interest income	960	1,274	2,855	3,740
Interest expense	(28,303)	(25,185)	(82,432)	(72,207)
Amortization of deferred financing costs	(1,315)	(1,116)	(3,665)	(4,744)
Gain (loss) from extinguishment of debt [3]	20,992	—	20,992	(784)
Other nonoperating income	—	570	—	570
Total nonoperating expenses	(7,666)	(24,457)	(62,250)	(73,425)

Income (loss) before income taxes	19,641	(2,956)	61,897	71,650
Income tax (provision) benefit [4]	(305)	219	(983)	(2,147)
Net income (loss)	19,336	(2,737)	60,914	69,503
Net loss (income) attributable to noncontrolling interests	887	392	(665)	88
Net income (loss) attributable to ACC, Inc. and Subsidiaries common stockholders	$20,223	$(2,345)	$60,249	$69,591
Other comprehensive (loss) income
Change in fair value of interest rate swaps and other	(145)	81	(14,532)	726
Comprehensive income (loss)	$20,078	$(2,264)	$45,717	$70,317

Net income (loss) per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic and diluted	$0.14	$(0.02)	$0.43	$0.50

Weighted-average common shares outstanding

Basic	137,403,842	137,022,012	137,259,130	136,742,094

Diluted	138,375,527	137,022,012	138,257,906	137,660,802

1.
The company adopted new lease accounting guidance on January 1, 2019, which required the reclassification of the provision for uncollectible accounts from operating expenses to revenue. The reclassification is reflected on a prospective basis starting in the first quarter 2019, but the prior year amounts have not been reclassified. The provision for uncollectible accounts for owned properties was $3.3 million and $2.9 million for the three months ended September 30, 2019 and 2018, respectively, and was $6.1 million and $5.6 million for the nine months ended September 30, 2019 and 2018, respectively. The provision for uncollectible accounts for on-campus participating properties for the three months ended September 30, 2019 was $0.1 million, nominal for the three months ended September 30, 2018, and a $0.6 million benefit and a $0.2 million expense for the nine months ended September 30, 2019 and 2018, respectively.

2.	The nine months ended September 30, 2018 amount includes $5.8 million of transaction costs incurred in connection with the closing of the ACC / Allianz joint venture transaction in May 2018.

3.
The three and nine months ended September 30, 2019 amounts represent the gain on the extinguishment of debt associated with a property that was transferred to the lender in settlement of the property's mortgage loan in July 2019.

4.
Income tax provision / benefit for the three and nine months ended September 30, 2018 includes a $0.5 million benefit and a $1.3 million provision, respectively, related to an estimated taxable gain resulting from the ACC / Allianz joint venture transaction which closed in May 2018.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations (“FFO”)
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss) attributable to ACC, Inc. and Subsidiaries common stockholders	$20,223	$(2,345)	$60,249	$69,591
Noncontrolling interests' share of net (loss) income	(887)	(392)	665	(88)
Joint venture partners' share of FFO	(1,175)	(1,563)	(6,856)	(2,100)
Loss (gain) from disposition of real estate	—	—	282	(42,314)
Elimination of provision for real estate impairment	—	—	3,201	—
Total depreciation and amortization	68,930	66,131	206,500	194,447
Corporate depreciation [1]	(1,135)	(1,261)	(3,528)	(3,420)
FFO attributable to common stockholders and OP unitholders	85,956	60,570	260,513	216,116
Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	424	436	(2,138)	(1,715)
Amortization of investment in on-campus participating properties	(2,289)	(1,962)	(6,334)	(5,856)
	84,091	59,044	252,041	208,545
Modifications to reflect operational performance of on-campus participating properties
Our share of net cashflow [2]	353	644	2,063	2,232
Management fees and other	369	302	1,597	1,058
Contribution from on-campus participating properties	722	946	3,660	3,290

Transaction costs [3]	147	(232)	147	7,586
Elimination of (gain) loss from extinguishment of debt [4]	(20,992)	—	(20,992)	784
Elimination of gain from litigation settlement [5]	—	—	—	(2,648)
Elimination of FFO from property in receivership [6]	104	842	1,912	2,037
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$64,072	$60,600	$236,768	$219,594

FFO per share – diluted	$0.62	$0.44	$1.88	$1.56

FFOM per share – diluted	$0.46	$0.44	$1.71	$1.58

Weighted-average common shares outstanding - diluted	138,879,244	138,585,384	138,854,970	138,569,643

1.	Represents depreciation on corporate assets not added back for purposes of calculating FFO.

2.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to table 2).

3.
The three months ended September 30, 2019 amount represents transaction costs incurred in connection with the closing of one presale transaction in August 2019. The three months ended September 30, 2018 amount represents transaction costs incurred in connection with the closing of a presale transaction in August 2018, net of an adjustment to estimated state income tax related to a tax gain resulting from the ACC / Allianz real estate joint venture transaction in May 2018. The nine months ended September 30, 2018 amount includes the costs discussed above in addition to transaction costs incurred in connection with the closing of the ACC / Allianz real estate joint venture transaction.

4.
Represents gains and losses associated with the extinguishment of mortgage loans due to real estate disposition transactions, including the sale of partial ownership interests in properties and the transfer of an owned property to the lender in satisfaction of the property's mortgage loan. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP.

5.	Represents a gain related to cash proceeds received from a litigation settlement.

6.	Represents FFO for an owned property that was transferred to the lender in July 2019 in settlement of the property's mortgage loan.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Owned properties revenues
Same store properties	$194,005	$189,791	$4,214	2.2%	$589,581	$573,187	$16,394	2.9%
New properties	17,799	9,337	8,462		49,116	9,594	39,522
Sold and held for sale properties [2]	4	1,547	(1,543)		2,215	11,774	(9,559)
Total revenues 3 4	$211,808	$200,675	$11,133	5.5%	$640,912	$594,555	$46,357	7.8%
Owned properties operating expenses
Same store properties	$102,805	$98,929	$3,876	3.9%	$271,817	$265,102	$6,715	2.5%
New properties	8,886	4,831	4,055		20,782	5,146	15,636
Other [5]	75	217	(142)		210	561	(351)
Sold and held for sale properties 2 6	70	1,169	(1,099)		1,959	5,801	(3,842)
Total operating expenses [3]	$111,836	$105,146	$6,690	6.4%	$294,768	$276,610	$18,158	6.6%
Owned properties net operating income
Same store properties	$91,200	$90,862	$338	0.4%	$317,764	$308,085	$9,679	3.1%
New properties	8,913	4,506	4,407		28,334	4,448	23,886
Other [5]	(75)	(217)	142		(210)	(561)	351
Sold and held for sale properties 2 6	(66)	378	(444)		256	5,973	(5,717)
Total net operating income	$99,972	$95,529	$4,443	4.7%	$346,144	$317,945	$28,199	8.9%

1.
The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2019 and 2018, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of September 30, 2019. Includes the full operating results of properties owned through joint ventures in which the company has a controlling financial interest and which are consolidated for financial reporting purposes.

2.	Includes properties sold in 2018 and 2019 and one property that was transferred to the lender in July 2019 in settlement of the property's $27.4 million mortgage loan.

3.
The company adopted new lease accounting guidance on January 1, 2019, which required the reclassification of the provision for uncollectible accounts from operating expenses to revenue starting in the first quarter 2019. To ensure comparability between periods when calculating same store and new property results of operations, the reclassification has also been made for the prior year. See table 2 for the total amounts reclassified from operating expenses to revenue for all properties for both periods presented.

4.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

5.
Includes transaction costs and recurring professional fees related to the formation and operation of the ACC / Allianz joint venture that are included in owned properties operating expenses in the consolidated statements of comprehensive income (refer to table 2).

6.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2019 Outlook1
(dollars in thousands, except share and per share data)

	Prior Guidance		Current Guidance
	Low	High	Low	High

Net income [2]	$74,600	$86,700	$102,500	$106,300
Noncontrolling interests' share of net income	5,800	3,900	1,600	1,600
Joint venture partners' share of funds from operations	(14,500)	(11,600)	(9,700)	(9,700)
Real estate related depreciation and amortization	273,100	273,100	272,400	272,400
Corporate depreciation	(5,300)	(5,300)	(4,800)	(4,800)
Funds from operations ("FFO")	$333,700	$346,800	$362,000	$365,800

Elimination of operations from on-campus participation properties ("OCPP")	(14,100)	(13,700)	(14,400)	(14,000)
Contribution from on-campus participation properties	5,500	6,100	4,800	5,400
Elimination of gain from early extinguishment of debt [2]	—	—	(21,000)	(21,000)
Elimination of FFO from property in receivership [2]	—	—	1,900	1,900
Transaction costs [3]	800	800	600	600
Funds from operations - modified ("FFOM")	$325,900	$340,000	$333,900	$338,700

Net income per share - diluted	$0.54	$0.62	$0.74	$0.77

FFO per share - diluted	$2.40	$2.50	$2.61	$2.63

FFOM per share - diluted	$2.35	$2.45	$2.40	$2.44

Weighted-average common shares outstanding - diluted	138,866,100	138,866,100	138,866,100	138,866,100

1.	The company believes that the financial results for the fiscal year ending December 31, 2019 may be affected by, among other factors:

•	national and regional economic trends and events;

•	interest rate risk;

•	university enrollment, funding and policy trends;

•	the timing of acquisitions, dispositions or joint venture activity;

•	the timing of commencement of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;

•	the ability of the company to earn third-party management revenues;

•	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;

•	the ability of the company to integrate acquired properties;

•	the outcome of legal proceedings arising in the normal course of business; and

•	the finalization of property tax rates and assessed values in certain jurisdictions.

2.
In July 2019, an owned property was transferred to the lender in settlement of the property's $27.4 million mortgage loan. The gain resulting from the transfer as well as the operating results of the property during the receivership period have been eliminated when calculating FFOM in order to more accurately present the company's anticipated operating results for 2019.

3.	Represents transaction costs related to the closing of two presale development properties.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000